UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
January 2, 2015
Date of Report (Date of earliest event reported)

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Cornwall Avenue
Vancouver, British Columbia
Canada, V6J 1C7
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (604) 732-6124

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 7, 2015, we announced that our board of directors has appointed Stuart Haselden as lululemon’s Chief Financial Officer, effective as of Mr. Haselden’s employment start date which is expected to be February 2, 2014. Mr. Haselden will succeed John Currie, who has served as our Chief Financial Officer since 2007 and who, in June 2014, announced his intention to retire by the end of the fiscal year.
Mr. Haselden’s career spans 15 years of executive leadership at global apparel retailers, including J. Crew Group, Inc. and Saks Incorporated. In additional to his extensive financial management experience, his proven strengths include driving strategy, international growth, and shareholder value. Most recently, Mr. Haselden served as Chief Financial Officer and Executive Vice President of J. Crew since May 15, 2012 and also served as its Principal Accounting Officer. From 2009 to 2012, Mr. Haselden served as J. Crew’s Senior Vice President of Finance and Treasurer, and served as Vice President of Financial Planning & Analysis from 2006 to 2009. Before joining J. Crew, Mr. Haselden served as the Vice President of Strategic Planning for Saks Incorporated where he held a variety of positions from 1999 to 2005. Mr. Haselden also serves on the advisory board of the School of Human Sciences at Auburn University.
On January 2, 2015, we entered into an Executive Employment Agreement with Mr. Haselden. Under the terms of his employment agreement, upon commencement of Mr. Haselden’s employment, he will receive an annual base salary of CAD $575,000 and will be eligible to receive an annual target performance bonus of 75% of his base salary for the applicable fiscal year, if specified financial performance and individual performance goals are met for that year. Mr. Haselden will receive a retention bonus of USD $500,000, payable within 15 days after his employment start date. Mr. Haselden has agreed to reimburse us for the retention bonus in the event he voluntarily resigns his position as Chief Financial Officer or his employment is terminated for cause within 12 months from his employment start date. In addition, Mr. Haselden will receive a one-time grant of a number of restricted share units equal to USD $500,000, effective as of his employment start date, which award will vest with respect to 1/3 of the shares per year for three years on each anniversary of his employment start date if he continues to be employed by us on such vesting date.
Mr. Haselden’s employment may be terminated by him or by us at any time, with or without cause. In the event Mr. Haselden voluntarily resigns or we terminate his employment for cause, he will receive only his base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Mr. Haselden’s employment without cause or he terminates his employment for good reason, and subject to his compliance with the surviving terms of the employment agreement and a non-compete, non-solicitation and non-disparagement agreement and execution of a full release, in addition to the amounts described above, Mr. Haselden will be entitled to severance equal to 15 months of his then-current base salary.
The foregoing description of the principal terms of Mr. Haselden’s employment agreement is qualified in its entirety by reference to the employment agreement, a copy of which is filed with this current report as Exhibit 10.1 and incorporated by reference herein.

Item 7.01.	Regulation FD Disclosures.
On January 7, 2015, we issued a press release announcing the appointment of Stuart Haselden as Chief Financial Officer.
The press release is furnished as Exhibit 99.1 to this current report.

Item 9.01.	Financial Statements and Exhibits.
 (d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement with Stuart C. Haselden, dated effective as of January 2, 2015.
99.1	Press release entitled "lululemon athletica Names Stuart C. Haselden Chief Financial Officer," dated January 7, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: January 7, 2015	/s/ JOHN CURRIE
John Currie
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement with Stuart C. Haselden, dated effective as of January 2, 2015.
99.1	Press release entitled "lululemon athletica Names Stuart C. Haselden Chief Financial Officer," dated January 7, 2015.